Exhibit 10.1
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 16, 2011 between smart USA Distributor LLC, a Delaware limited liability company (“smart USA”), and Daimler Vehicle Innovations USA LLC, a Delaware limited liability company (“DVIUSA”).
RECITALS
A.
smart USA currently holds the exclusive distribution rights for new smart fortwo vehicles, parts and accessories within the United States and Puerto Rico (the “Distribution Rights”) pursuant to a Distributor Agreement dated October 31, 2006 and related documents between smart USA and Daimler AG (“Daimler”) as successor to smart GmbH (the “Distributor Agreement”);

B.
The parties wish to enter into this Agreement which will govern the terms and conditions of the sale of certain smart USA assets and the assumption of certain liabilities by DVIUSA which relate to smart USA.

NOW, THEREFORE, the parties agree as follows:
1. Sale and Transfer of Assets. At the Closing (as defined in Section 5 below), smart USA shall sell, convey and transfer to DVIUSA, and DVIUSA shall purchase from smart USA, the following assets owned by smart USA (collectively, the “Acquired Assets”). The Acquired Assets shall be listed on an asset list, described in sufficient detail to be reasonably identified, which list shall govern the transfer of and payment of the Acquired Assets (the “Asset List”).
1.1 New Vehicles. All new, undamaged, and untitled smart fortwo combustion and electric vehicles (“New Vehicles”) owned by smart USA including New Vehicles at port, in transit, within the control of smart USA or previously the property of any Non-continuing smart Dealers (as defined in Section 10.7(b) below).
1.2 Press Vehicles. All press and marketing smart fortwo vehicles within the control of smart USA (“Press Vehicles”).
1.3 Pre-Owned Vehicles. All pre-owned or demonstrator smart fortwo vehicles required to be repurchased by smart USA from a Non-continuing smart Dealer or any other vehicles mutually agreed to be purchased (“Pre-owned Vehicles,” and, together with the New Vehicles and Press Vehicles, “Vehicles”).
1.4 Parts. All smart parts, accessories and merchandise purchased from Daimler or other authorized manufacturers which are new, undamaged, unsold and in the original packaging (the “Parts”), including Parts at smart’s distribution warehouse, within the control of smart USA, including in transit, or previously the property of any Non-continuing smart Dealers.
1.5 Signage and Special Tools. The smart brand signs, special tools and electric vehicle special tools (the “Special Tools”) owned by smart USA or previously the property of any Non-continuing smart Dealers.

1.6 Fixed Assets. Tridion cells, auto show displays, and other fixed assets of smart USA that are identified on Section 1.6 of the Asset List (“Fixed Assets”), including Fixed Assets previously the property of any Non-continuing smart Dealers.
1.7 Parts, Sales and Service Information. All of the following information of smart USA: (i) parts and sales history and parts inventory stocking level information (“Parts Information”); (ii) vehicle sales related documents (“Sales Information”); (iii) service history information (including, but not limited to, repair orders, warranty records and other relevant smart USA files) relating to mechanical repairs performed (“Service Information”); and customer lists and customer call center records.
1.8 Records and Materials. All promotional and advertising materials, training materials, brochures, catalogs, operating records, warranty manuals, shop manuals, sales manuals, sales materials, invoices, forms, parts records, user, repair and warranty records, inventory records, sales records, all governmental reporting records, and any other information that has been reduced to writing or electronically stored for use in connection with smart USA’s operations (“Records and Materials”).
1.9 Assumed Contracts. All of smart USA’s right, title, interest and benefits in, to and under licenses (to the extent transferable), contracts, purchase orders, agreements and leases described on Section 1.9(a) of the Asset List, which shall include the agreements with smart USA and Mercedes Benz Financial and/or Daimler AG relating to vehicle leasing (collectively, the “Assumed Contracts”). In the event third party consents are required to transfer any Assumed Contracts, the parties shall mutually work to obtain such consents. Any and all contracts, purchase orders, agreements and leases (along with all attendant obligations, liabilities, and benefits, if any) not specifically listed on Section 1.9(a) of the Asset List shall be deemed to have been retained by smart USA.
1.10 Prepaid Assets. All right, title and interest in and to any of smart USA’s prepaid assets (the “Prepaid Assets”) and intellectual property rights as listed on Section 1.10 of the Asset List, including but not limited to the costs of the vehicle development project previously pursued by smart USA, in each case upon reasonable documentation of such costs.
1.11 Miscellaneous Assets. Any other assets that do not fall under the definitions set forth in Section 1.1 — 1.10 and which smart USA agrees to sell and DVIUSA agrees to purchase, and which are listed on Section 1.12 of the Asset List. (“Miscellaneous Assets”).
1.12 The Asset List shall be prepared 15 days prior to Closing by smart USA and updated at Closing and the Subsequent Closing to reflect any items mutually agreed between the parties. The Acquired Assets shall include any Vehicles, Parts, Fixed Assets, Signs, and Special Tools owned by smart USA that have been purchased from any Non-continuing smart Dealers.

2. Excluded Assets. The Acquired Assets shall not include, and smart USA shall not be obligated to sell, convey, transfer, assign or deliver to DVIUSA, and DVIUSA shall not acquire or be obligated to purchase any asset not specifically defined as an Acquired Asset including, without limitation, the following (collectively, the “Excluded Assets”):
2.1 Cash and Securities. Cash, marketable securities, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents owned by smart USA.
2.2 Accounts Receivable. Accounts receivable, including, without limitation, warranty reimbursement and other amounts owed to smart USA by Daimler under the Distributor Agreement and payments, bonuses or allowances received or to be received by smart USA from any third party, except to the extent that the payment are pursuant to an Assumed Contract and accrued after the date of Closing.
2.3 Retained Books and Records. General ledger, financial journals, general books of account and corporate books, including minutes of smart USA.
2.4 Refunds/Rebates. Tax refunds, insurance premium, any other rebate due to smart USA, 401(k) plans, and other health and welfare plans of smart USA.
3. Assumption of Liabilities. DVIUSA shall assume and be responsible and liable for the following debts, liabilities and obligations (collectively, the “Assumed Liabilities”) which relate to:
3.1 Assumed Contracts. Except as otherwise specifically provided herein, all of the liabilities and obligations arising from or relating to the Assumed Contracts, to be performed on or after the date of Closing. Expressly excluded from Assumed Liabilities are any claims or allegations arising from smart USA’s conduct or failure to act under the terms of any contract, whether an Assumed Contract or not, including any Dealer Agreement, or under any statute, regulation or common law prior to the Closing Date. Except with regard to termination costs as provided in paragraph 4.2 herein, expressly excluded are any liabilities for Dealer compensation including bonuses, holdbacks or escrows.
3.2 Warranty Costs. All costs, expenses and liabilities arising from warranty repairs performed on or after the Closing regardless of whether such claims relate to warranty repairs on smart vehicles sold after or prior to the Closing including, without limitation, costs not charged to a retail customer and incurred for goodwill purposes on or after the date of Closing for services or repairs and costs incurred in conducting any service campaigns on or after the date of Closing to cover repair and replacement costs relating to the campaign (collectively, the “Warranty Costs”). smart USA shall remain responsible for all Warranty Costs for repairs performed prior to Closing.
Shipping and Transport. All costs of shipping, transport, and delivery of the listed Acquired Assets (including Vehicles, Parts, Signage and Special Tools) shall be born by DVIUSA whether prior to, on or after the date of Closing to move the Acquired Assets into the possession of DVIUSA or its designee. To remove all doubt, DVIUSA shall bear the cost of shipping, transport, and delivery for the purpose of aggregating the Acquired Assets into one location, (e.g. parts to Tulsa distribution) and DVIUSA shall pay all costs of shipping, transport, and delivery of the aggregated Acquired Assets to their final destination.

3.3 Risk of Loss. The risk of loss for all Acquired Assets listed on the Asset List shall transfer to DVIUSA at the time of Closing or, if earlier, the time such assets are delivered to DVIUSA. Prior to such time, smart USA shall bear the risk of loss for all Acquired Assets. For any additional Acquired Assets added to the Asset List after the Closing but on or before the Second Closing, the risk of loss shall transfer at the time of the Second Closing or, if earlier, the time such assets are delivered to DVIUSA.
3.4 Third Party Claims. All costs, expenses and liabilities which arise prior to, on or after the Closing associated with lemon law, products liability, or other claims, demands or causes of action arising from the smart product or smart parts made or filed by a third party against smart USA or any smart Dealer and required to be indemnified by smart USA under the smart USA Dealer Agreement or applicable law, which arise from or relate to smart fortwo vehicles, parts, accessories or merchandise sold by smart USA, including those claims relating to the Open Litigation and Subsequent Litigation (each as defined in Section 10.8 below). Expressly excepted from this paragraph 3.5 are any future third party claims for the gross negligence or intentional misconduct of smart USA, its employees, affiliates, and parent in each case which are unrelated to the smart products, or smart parts or and all claims which are not alleged to relate to the smart product, or smart parts.
4. Purchase Price.
4.1 Purchase Price. In accordance with Section 4.2 below, DVIUSA shall pay to smart USA in United States Dollars the sum of the following for the Acquired Assets (the “Purchase Price”):
(a) For the Parts Information, Sales Information, Service Information, and the Records and Materials, the amount of One Dollar ($1.00).
(b) For New Vehicles, an amount equal to smart USA’s actual cost for each New Vehicle.
(c) For Press Vehicles, an amount equal to the net book value, less an amount for damage to the Vehicles in excess of wear and tear, per vehicle set forth on the Asset List.
(d) An amount equal to smart USA’s net book value of the Pre-Owned Vehicles, Signs, Special Tools, Parts, Supplies, Prepaid Assets, Fixed Assets and Miscellaneous Assets set forth on the Asset List.
4.2 Additional Payment. To the extent not previously reimbursed in the Purchase Price in Section 4.1 above, at the Closing, DVIUSA shall reimburse smart USA for (i) the Employee costs specified in Section 10.6, (ii) the dealer related costs specified in Section 10.7 and an amount equal to the costs of the vehicle development project previously pursued by smart USA, in each case upon reasonable documentation of such costs. (collectively, the “Other Payments”).

4.3 Payment. DVIUSA shall pay the Purchase Price and Other Payments to smart USA in cash by wiring such funds to an account designated by smart USA as follows:
(a)
At the Closing, DVIUSA shall pay to smart USA an amount equal to the sum of the following: (i) the purchase price of the New Vehicles calculated in accordance with Section 4.1(b) and the costs noted in Section 4.1(e); (ii) the Other Payments; and (iii) Ninety Percent (90%) of the purchase price for the assets noted in Sections 4.1(a), (c), and (d).

(b)
Within 90 days of the Closing, the parties shall have a final reconciliation of any amounts owed pursuant to this Agreement. DVIUSA shall pay to smart USA an amount equal to the remaining Ten Percent (10%) of the purchase price for the assets noted in Sections 4.1(a), (c), and (d) (the “Subsequent Closing”). To the extent the parties identify additional or missing Acquired Assets or unreimbursed amounts owing in relation to the Other Payments or otherwise hereunder, such amounts shall be credited or paid at the Subsequent Closing. The parties shall make reasonable efforts to have a final reconciliation of such amounts at such time.

(c)
Unless otherwise agreed to by the Parties in writing, all obligations of DVIUSA to purchase any assets pursuant to this Asset Purchase Agreement shall cease after the conclusion of the Subsequent Closing.

5. Closing.
5.1 Subject to the conditions set forth in this Agreement, the purchase and sale of the Acquired Assets pursuant to this Agreement (the “Closing”) shall take place on June 30, 2011 at a location mutually agreed upon by the parties provided that the parties may mutually agree to extend the Closing Date in the event the closing conditions in Section 8 or 9 have not been satisfied. In no event shall the Closing occur later that July 30, 2011. The date on which the Closing occurs is referred to as the “Closing Date”. Upon the completion of the Closing, the transactions described herein shall be deemed to have occurred as of the opening of business on the Closing Date.
5.2 DVIUSA Deliveries. At the Closing, DVIUSA shall deliver to smart USA:
(a) The Purchase Price and Other Payments by wire transfer of immediately available funds to an account or accounts designated by smart USA in writing, in the amounts described in Section 4.
(b) The certificate required under Section 7.1 of this Agreement.
(c) A good standing certificate for DVIUSA from the Secretary of State for the state in which DVIUSA is incorporated.
(d) All consents and approvals (including, without limitation, a certified copy of resolutions of DVIUSA board of directors) required for DVIUSA to execute and deliver this Agreement and all other agreements related to this transaction.
(e) A tax resale certificate.
(f) Such other documents as smart USA may reasonably request.

5.3 smart USA Deliveries. At Closing, smart USA shall deliver to DVIUSA:
(a) A duly executed bill of sale for the Acquired Assets
(b) Manufacturer’s statements of origin for the New Vehicles duly endorsed by smart USA and all title documents for the Pre-Owned Vehicles.
(c) Lien releases, duly executed by secured parties, if any, to release and terminate any liens, security interests and encumbrances on the Acquired Assets.
(d) All consents and approvals (including, without limitation, a certified copy of resolutions of smart USA’s board of directors) required for smart USA to execute this Agreement and all other agreements related to this transaction.
(e) The Acquired Assets.
(f) The certificate required under Section 6.1 of this Agreement.
(g) A good standing certificate for smart USA from the Secretary of State for the state in which smart USA is incorporated.
(h) Such other documents as DVIUSA may reasonably request.
5.4 Mutual Deliveries. The parties shall mutually agree to the contents of the Asset List.
6. Representations and Warranties by smart USA. smart USA hereby represents and warrants (as of the date of this Agreement and as of the Closing Date) to DVIUSA as follows:
6.1 Authority. smart USA is a limited liability company validly existing under the laws of the State of Delaware and has the corporate power and corporate authority to own the Acquired Assets. smart USA is qualified to do business and is in good standing in all states necessary to conduct its operations. smart USA has full power, authority and legal right to enter into this Agreement and each other document to be executed and delivered by smart USA pursuant to this Agreement and to perform all of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by smart USA and constitutes a valid and binding obligation of smart USA.
6.2 Consents and Approvals; No Violations. Except as otherwise set forth herein, neither the execution, delivery or performance of this Agreement by smart USA nor the consummation by smart USA of the transactions contemplated hereby nor compliance by smart USA with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the articles of incorporation or related documents of smart USA, (b) require any filing with, or permit, authorization, consent or approval of, any governmental entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which smart USA is a party or by which it or any of its properties or assets may be bound other than as set forth on Schedule 6.2 hereof, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to smart USA, or any of its respective properties or assets.

6.3 Acquired Assets. smart USA has and will convey to DVIUSA at Closing good and marketable title to the Acquired Assets, free and clear of all claims, liens, security interests, encumbrances and restrictions of any nature whatsoever.
6.4 Compliance with Laws. The Acquired Assets and smart USA’s use, ownership and operation of the Acquired Assets are in material compliance with all applicable laws, statutes, ordinances, codes, regulations, rules, judgments, orders, decrees, treaties or other requirements having the force of law (“Law”) of any court or other law-making, regulation-making or rule-making entity, agency or commission, or any other governmental entity, authority or instrumentality, whether federal, state, municipal, local or foreign (“Governmental Authority”). smart USA has not received any written notice from any Governmental Authority claiming any material non-compliance with any Law and/or failure to have any permit required by Law.
7. Representations and Warranties by the DVIUSA. DVIUSA hereby represents and warrants (as of the date of this Agreement and as of the Closing Date) to smart USA as follows:
7.1 Authority. DVIUSA is a limited liability company validly existing under the laws of the State of Delaware. DVIUSA has full power, authority and legal right to enter into this Agreement and each other document to be executed and delivered by DVIUSA pursuant to this Agreement and to perform all of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by DVIUSA and constitutes a valid and binding obligation of DVIUSA enforceable against DVIUSA in accordance with its terms.
7.2 Consents and Approvals; No Violations. Except as set forth herein, neither the execution, delivery or performance of this Agreement by DVIUSA nor the consummation by DVIUSA of the transactions contemplated hereby nor compliance by DVIUSA with any of the provisions hereof will (a) require any consent or approval of any governmental entity other than state regulatory authorities, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DVIUSA is a party or by which it or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to DVIUSA or any of its properties or assets.

8. Conditions Precedent to DVIUSA’s Obligations. The obligations of DVIUSA at the Closing shall be subject to the satisfaction of the following conditions precedent any of which may be waived by DVIUSA:
8.1 Representations. All representations and warranties of smart USA contained herein shall be true and correct in all material respects on the Closing Date as if made on such date and all covenants and agreements of smart USA contained in this Agreement shall have been complied with in all respects. At the Closing, DVIUSA shall have received a certificate, dated as of the Closing Date and duly executed by smart USA to the effect that the conditions set forth in the preceding sentence have been satisfied and smart USA shall have made all required Closing deliveries to DVIUSA as set forth in this Agreement.
8.2 Conveyance Documents. DVIUSA shall have received from smart USA such bills of sale, assignments, and other good and sufficient instruments of conveyance and transfer as are effective to transfer to DVIUSA title to the Acquired Assets.
8.3 Distribution Agreement and Licenses. DVIUSA shall have received a General Distributor Agreement with Daimler, all corporate formation and capitalization approvals from Daimler, and shall have acquired state Vehicle Distributor Licenses sufficient to proceed with the Closing. Closing shall be delayed in ten (10) day increments until this condition is satisfied.
9. Conditions Precedent to smart USA’s Obligations. The obligations of smart USA at the Closing shall be subject to the satisfaction of the following conditions precedent any of which may be waived by smart USA:
9.1 Representations/Deliveries. All of DVIUSA’s representations and warranties contained herein shall be true and correct on the Closing Date as if made on such date and all covenants and agreements of DVIUSA contained herein shall have been complied with in all respects. At the Closing, smart USA shall have received a certificate, dated as of the Closing Date and duly executed by DVIUSA to the effect that the conditions set forth in the preceding sentence have been satisfied and DVIUSA shall have made all required Closing deliveries to smart USA as set forth in the Agreement.
9.2 Assignment of Distributor Agreement. Daimler and smart USA shall have terminated its respective obligations pursuant to the Distributor Agreement between them upon terms and conditions reasonably acceptable to them, effective as of the Closing Date It is contemplated that smart USA and Daimler will execute a settlement agreement on or before the Closing Date.
10. Further Agreements and Covenants.
10.1 Further Assurances. smart USA and DVIUSA each agree that it will, upon the request of the other at any time after the Closing Date and without further consideration, execute and deliver such other documents and instruments and take such other actions as may be reasonably necessary to carry out the purpose and intent of this Agreement.
10.2 Post Closing Date Assistance. In order to facilitate a smooth transition of the Distribution Rights to DVIUSA, smart USA agrees to reasonably assist DVIUSA in its distribution business for a period of up to 120 days after the Closing Date.

10.3 DVIUSA Retention of Parts, Sales and Service Information. Upon reasonable request (including, but not limited to an audit of or litigation or threatened litigation against smart USA), DVIUSA shall permit smart USA access to the Parts, Sales and Service Information and related books and records (collectively, the “Information”) and permit smart USA to make copies of such Information at smart USA’s expense.
10.4 Parts and Tools All existing smart Parts and Special Tools to be acquired by DVIUSA and all Parts and Special Tools of Non-continuing smart Dealers (the “Part Assets”) shall be shipped to smart USA’s Parts Distribution Center in Tulsa, Oklahoma either before or by a mutually agreeable date, not to exceed 30 day after Closing, at DVIUSA’s expense. DVIUSA and smart USA shall cooperate to inventory the Parts Assets and, DVIUSA shall arrange for shipment of the Parts Assets, at DVIUSA’s expense at a mutually agreeable date(s), not to extend beyond the date of the Subsequent Closing. DVIUSA will not be charged any storage charges for Parts and Special Tools during the interim period between Closing Date and the Subsequent Closing.
Furnishing Information. smart USA, on the one hand, and DVIUSA, on the other hand, will, as soon as practicable after reasonable request therefore, furnish to the other all the information concerning smart USA or DVIUSA, respectively, required for inclusion in any statement or application made by smart USA or DVIUSA to, any governmental or regulatory body or in connection with obtaining any third party consent in connection with the transactions contemplated by this Agreement. DVIUSA agrees to diligently pursue the issuance of all required licenses from the applicable state Governmental Authority necessary to operate as the distributor of smart fortwo vehicles, parts and accessories in the United States as of the Closing Date (the “Distributor Licenses”).
10.5 Pro-rations/Taxes. All expenses, sales taxes, personal property taxes and assessments which are past due or have become due and payable relating to any of the Acquired Assets that arise in connection with the smart USA’s operations before the Closing Date will be paid by smart USA, together with any penalty or interest thereon. All expenses, sales taxes, personal property taxes, and assessments which become due and payable relating to of the Acquired Assets which arise in connection with the Closing or the operation of the DVIUSA’s business on or after the Closing Date shall be paid by DVIUSA together with any penalty or interest thereon. Current personal property taxes on the Fixed Assets will be prorated and adjusted between DVIUSA and smart USA as of the Closing Date in a manner that is customary in the jurisdiction where the Acquired Assets are located. If current tax bills are unavailable at the Closing Date, the most recent tax bills will be used for proration purposes and taxes will be re-prorated between DVIUSA and smart USA when the current year’s tax bills are received. Any amounts owed by DVIUSA or smart USA with respect to such re-proration will be paid to the other within thirty (30) days of the determination of such re-proration. Any sales conveyance or transfer taxes imposed as a result of this transaction shall be paid by DVIUSA.
10.6 smart USA Employees. A list of current smart USA employees has previously been provided to DVIUSA (the “Employees”). DVIUSA shall reimburse smart USA for the payroll costs of Employees from February 14, 2011 to the Closing Date, such amount to be paid at Closing. DVIUSA shall have the right to interview and offer employment to any of the Employees who are not being retained by an affiliate of smart USA. If any Employees are not offered or do not accept offers of employment by DVIUSA or a smart affiliated company, then smart USA shall offer such employees a reasonable severance package (including the cost of company contributions towards monthly medical plan costs during the severance period) in the amounts previously approved by DVIUSA. DVIUSA shall reimburse smart USA such severance amounts and for any stay on bonuses made by smart USA to an Employee. smart USA shall be responsible for all other employee benefit obligations resulting from the severance of an Employee from smart USA such as payment of unused sick time and vacation days.

10.7 Dealer Network. DVIUSA shall not assume any of the smart USA Passenger Car Dealer Agreements (the “smart Dealer Agreements”) which shall terminate pursuant to the terms of those agreements.
10.7(a) Continuing smart Dealers. DVIUSA shall offer a new or replacement dealer agreement (an “DVIUSA Dealer Agreement”) to certain current smart dealers (the “Continuing smart Dealers”). If a Continuing smart Dealer accepts the DVIUSA Dealer Agreement then DVIUSA and the Continuing smart Dealer shall duly execute the DVIUSA Dealer Agreement upon the Closing Date, provided that the Continuing smart Dealer shall have previously executed a termination agreement with smart USA terminating the smart Dealer Agreement and releasing smart USA from all obligations under the smart Dealer Agreement and applicable law. If a Continuing smart Dealer refuses to sign the DVIUSA Dealer Agreement then it shall be considered a Non-continuing smart Dealer as defined in sub-section (b) below.
10.7(b) Non-continuing smart Dealers. DVIUSA does not intend to offer a DVIUSA Dealer Agreement to certain smart dealers (the “Non-continuing smart Dealers”). On or prior to the Closing Date, smart USA shall present an offer to repurchase certain dealer owned assets which may be required and/or make a negotiated settlement payment to the dealer (collectively, the “Dealer Payments”) which a Non-continuing smart Dealer would receive in exchange for terminating the smart Dealer Agreement and releasing smart USA and DVIUSA from all obligations under the smart Dealer Agreement and applicable law. DVIUSA shall reimburse smart USA for all reasonably required costs of terminating the Non-continuing smart Dealers including, without limitation, reimbursement of the Dealer Payments.
10.7(c) Dealer Protest. If any smart Non-continuing Dealer files a protest, objection, petition or claim with a court, department of motor vehicles board, administrative agency or other similar entity having jurisdiction over the matter (a “Protest”) then smart USA shall assume and undertake the control of the defense of the Protest including the engagement of outside counsel reasonably acceptable to DVIUSA. smart USA shall discuss and keep DVIUSA apprised of the status of the Protest and DVIUSA shall provide input regarding strategic decisions, document filings and settlement offers. DVIUSA shall reimburse smart USA for payments made to any Non-continuing Dealer associated with the termination of the Non-continuing Dealer, including settlement payments and judgments and reasonable outside counsel costs.
10.7(d) Interim smart USA Dealers. smart USA shall offer the smart USA dealer agreement to certain new dealers (the “smart USA Interim Dealers”) with the intention that such dealer agreements shall terminate at Closing as set forth in Section 10.7(a) above. DVIUSA agrees to indemnify, defend and hold harmless smart USA from any Costs arising out of the appointment of any smart USA Interim Dealer, including the termination of the smart USA Interim Dealer agreements, whether or not this Agreement is terminated prior to or after Closing, excluding ordinary course liabilities incurred in the day-to-day business operations of the smart USA Interim Dealers.

10.8 Litigation. A list of the claims, causes of action and suits filed or alleged against smart USA in a court, arbitration forum or similar venue has previously been provided to DVIUSA and shall be updated as of the Closing Date (the “Open Litigation”). Prior to the Closing Date, smart USA shall provide copies of its files, documents and pleadings relating to the Open Litigation and on the Closing Date, DVIUSA shall assume and undertake the defense of the Open Litigation with counsel of its choice. DVIUSA shall be liable for all costs, fees and expenses relating to the Open Litigation and litigation subsequently filed against smart USA (the “Subsequent Litigation”), including any costs of outside counsel and settlement payments or judgment payments against smart USA. DVIUSA shall control all aspects of the defense of the Open Litigation and Subsequent Litigation and make all strategic and settlement decisions, provided that DVIUSA shall make no decision which will result in an adverse impact either financially or to the reputation of smart USA without the prior written consent of smart USA. Notwithstanding anything to the contrary herein, smart USA shall be responsible for all costs incurred prior to the Closing Date relating to the Open Litigation.
10.9 Government Agencies/Recalls. From and after the Closing Date, DVIUSA shall be the responsible party for periodic reporting requirements and any request for data or information and any allegations or inquires from the National Highway Traffic Safety Administration, the Environmental Protection Agency or any other federal, state or local government or government agency concerning suspected or alleged safety defects or noncompliance with any governmental safety standard or regulation or governmental emissions control or fuel economy standard or regulation or other applicable law regarding any smart fortwo vehicle regardless of whether the vehicle was distributed by DVIUSA or smart USA. DVIUSA shall make all filings and notifications required to notify such agencies that it is the responsible party for any smart vehicle related matters. In the event of a finding by any governmental agency of any safety defect or noncompliance with any governmental safety standard or regulation or governmental emissions control or fuel economy standard or regulation or other applicable law relating to any smart fortwo vehicles, (i) negotiations with that governmental agency about the amount of civil penalties, fines or other monetary assessment, or a recall or notification campaign, and (ii) a decision on whether to challenge the findings of such, shall be conducted or made solely by DVIUSA and DVIUSA shall be responsible for any penalties fines or assessments levied by the government agency. In the event that it is determined by DVIUSA or the applicable governmental agency, that a recall campaign is required with respect to any smart fortwo vehicle (“Recall”), DVIUSA shall be responsible for (w) conducting and coordinating all aspects of the Recall, (x) reimbursement to dealers for performing Recalls, (y) fines or penalties assessed by the applicable governmental agency and (z) all other associated Recall costs.
On or before Closing, smart USA shall provide to DVIUSA all prior governmental reporting and hereby represents and certifies that prior to Closing, it complied with all reporting requirements and any inquiries from any governmental agency other than failures unknown to smart USA potentially resulting from misreporting of information from Daimler to smart USA (if any). smart USA hereby indemnifies and holds harmless DVIUSA from any loss caused by a breach of this representation caused by the negligence of smart USA.

10.10 Confidentiality. DVIUSA and smart USA agree that the terms of this Agreement are strictly confidential and shall not, except as set forth herein, be disclosed to any third party whomsoever via a press release or other form of communication without the prior written consent of the other party, except (1) to their respective officers, directors and professional representatives, (2) as may be required by law (including federal or state securities laws or regulation of the New York Stock Exchange) or (3) in response to any subpoena or other legal process, provided that before making any disclosure pursuant to (2) or (3) above, the disclosing party shall give the non-disclosing party as much prior notice as practical to enable the non-disclosing party to seek, at its sole discretion, an appropriate order preventing such disclosure or to comment on the proposed disclosure.
10.11 Privacy. Notwithstanding anything herein to the contrary, with respect to all Personal Information (as defined below) owned by smart USA that is transferred to DVIUSA in connection with this transaction, DVIUSA shall, and shall cause its affiliates and any other third party who has access to such Personal Information, to at all times comply with the applicable law and DVIUSA’s privacy policy, including with respect to using, accessing, storing, handling, processing, transmitting and disposing of such Personal Information. DVIUSA’s privacy policy shall provide protection and security of the Personal Information that is equal to or greater than the protection and security provided by the current smart USA privacy policy. “Personal Information” means any information relating to an identified or identifiable living individual, including (i) first initial or first name and last name; (ii) home address or other physical address, including street name and name of city or town; (iii) e-mail address or other online contact information; (iv) telephone number; (v) social security number or other government-issued personal identifier such as a tax identification number or driver’s license number; (vi) date of birth; and (vii) any other information that is combined with any of the above.
11. Indemnification.
11.1 smart USA will indemnify, defend and hold harmless DVIUSA from and against any and all post-Closing liabilities, losses, costs, damages, expenses, claims, fees or other disbursements (collectively, “Costs”) arising from or related to: (i) any misrepresentation or breach of any covenant, warranty or agreement made by smart USA in this Agreement; or (ii) any liabilities of smart USA’s business prior to the Closing which are not Assumed Liabilities or otherwise expressly assumed by DVIUSA hereunder.
11.2 DVIUSA will indemnify, defend and hold harmless smart USA from and against any and all Costs arising from or related to (i) any misrepresentation or breach of any covenant, warranty or agreement made by DVIUSA in this Agreement; (ii) the use or ownership of the Acquired Assets and the operation of the smart distribution business after the Closing Date; (iii) the DVIUSA Dealer Agreement; (iv) any unfulfilled obligations of Daimler under the Distributor Agreement which continue post-Closing; and (v) the Assumed Liabilities.

11.3 Any claim for indemnity under this Section 11 shall be made by written notice to the indemnifying party specifying in reasonable detail the basis of the claim. The indemnified party will give prompt written notice to the indemnifying party of any claim by a third party against the indemnified party which might give rise to a claim against the indemnifying party under this Section 11, stating the nature and basis of such claim, and if ascertainable, the amount thereof. In connection with any such third-party claim, the indemnifying party may, at its election and expense, assume the defense of such third-party claim, provided that the indemnifying party shall have acknowledged in writing its obligation to indemnify in respect of such third-party claim. Even if the indemnifying party assumes the defense of a third party claim, the indemnified party may elect to participate in the defense of the claim at its own expense.
11.4 The respective representations, warranties, covenants, indemnities and agreements of each of the parties to this Agreement except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date or as otherwise expressly stated herein, shall survive following the Closing Date and the consummation of the transactions contemplated by this Agreement. In the event of a breach of any such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of, such party on or before the Closing Date.
12. Notices. All notices or other communications required or permitted under this Agreement shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service for next business day delivery or facsimile transmission (with original to follow by mail) or mailed by registered or certified mail, postage prepaid (return, receipt requested), as follows:
If to DVIUSA:
Mercedes-Benz USA, LLC
One Mercedes Drive
Montvale, New Jersey 07645
Attn: Tracey Matura
With a copy to:
Mercedes-Benz USA, LLC
One Mercedes Drive
Montvale, New Jersey 07645
Attn: General Counsel
If to smart USA :
smart USA Distributor LLC
2555 Telegraph Road
Bloomfield Hills, MI 48302
Attn: Walt Czarnecki, Jr.

13. Termination. This Agreement may be terminated as follows:
13.1 By DVIUSA. Upon notice to smart USA if any of DVIUSA’s conditions precedent have not been satisfied as of the Closing Date or a reasonable time thereafter. Upon such termination, this Agreement shall have no further force and effect and neither party shall have any further obligation to the other except that the agreements and covenants in Sections 3 (in its entirety), 4.2, 4.3, 10 (in its entirety), 11 (in its entirety), 12 (in its entirety) and 14 (in its entirety) shall survive.
13.2 By smart USA. Upon notice to DVIUSA if any of smart USA’s conditions precedent have not been satisfied as of the Closing Date or a reasonable time thereafter. Upon such termination, and provided that DVIUSA is not in default, this Agreement shall have no further force and effect and neither party shall have any further obligation to the other except that the agreements and covenants in Sections 3 (in its entirety), 4.2, 4.3, 10 (in its entirety), 11 (in its entirety), 12 (in its entirety) and 14 (in its entirety) shall survive.
13.3 Breach. A party shall not be entitled to terminate this Agreement as set forth in this Section 13 if such party’s breach of this Agreement has prevented the Closing from occurring.
13.4 Remedies for Breach. In the event that either party breaches this Agreement by failing to close this transaction pursuant to the terms of this Agreement, the non-breaching party shall be entitled to pursue any and all available additional legal and equitable remedies including, but not limited to, the remedy of specific performance.
14. Miscellaneous.
14.1 Cost and Expenses. Except where expressly stated to the contrary, each party agrees that it shall pay its own costs and expenses in connection with the transactions contemplated by this Agreement, including without limitation any legal and accounting fees.
14.2 Brokers. Each party represents and warrants to the other that it has not dealt with any third party in such a manner as to cause any such party to be entitled to any brokers’ or finders’ commissions in connection with this transaction.
14.3 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral. This Agreement may not be amended or modified except by a written instrument executed by all parties hereto.
14.4 Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to rules governing conflicts of laws.
14.5. Invalidity. The invalidity or partial invalidity of any provision of this Agreement shall affect only such provision or part thereof and the balance of this Agreement shall remain in full force and effect.

14.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and part of one and the same Agreement. Telefaxed signatures shall be deemed originals.
14.7 Assignment. This Agreement and all rights and obligations hereunder shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights hereunder shall not be assigned by smart USA or DVIUSA without the prior written consent of the other party.
14.8 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby and no provision shall be deemed dependent on any other provision unless so expressed in this Agreement. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
IN WITNESS WHEREOF, the parties hereto have set forth their hands and seals as of the day and year first above written.

smart USA Distributor LLC	Daimler Vehicle Innovations USA LLC

/s/ Jill Lajdziak By: Jill Lajdziak	/s/ Herbert Werner By: Herbert Werner
Its: President	Its:
Date: 6/16/11	Date: 6/16/11

/s/ Charles Shady By: Charles Shady
Its: General Counsel
Date: 6/16/11

/s/ Ernst H. Lieb By: Ernst H. Lieb
Its: President & CEO
Date: 6/16/11